Exhibit 99.1

Montauk Renewables Announces Third Quarter 2023 Results

PITTSBURGH, PENNSYLVANIA – November 9, 2023—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the third quarter ended September 30, 2023.

Third Quarter Financial Highlights:

• Revenues of $55.7 million, decreased 0.3% as compared to the third quarter of 2022

• Net Income of $12.9 million, increased 15.6% as compared to the third quarter of 2022

• Non-GAAP Adjusted EBITDA of $22.4 million, increased 7.4% as compared to the third quarter of 2022

• RNG production of 1.4 million MMBtu, decreased 4.0% as compared to the third quarter of 2022

In the third quarter of 2023, our Board of Directors approved funding for the first phase of the North Carolina development project. Including the original equipment acquired in the Montauk Ag Renewables Acquisition, the Turkey Creek, NC asset acquisition, the relocation of the Magnolia, NC reactor to Turkey Creek, NC, and all previous capital expenditures, we currently expect the first phase capital investment to range between $140 and $160 million. We expect the production capacity for the first phase to commission in stages starting in the second quarter of 2024 through the third quarter of 2025, ultimately providing sufficient capacity to satisfy the Duke contract through the deployment of up to eight of our patented reactors. At full first phase capacity, we anticipate the ability to process feedstock from over 120 thousand hog spaces per day, which equates to over 200 tons of daily waste collection. While we expect to begin generating revenues in 2025, we currently estimate the first phase of the project will annually produce approximately 45 to 50 thousand MWh equivalents through the combination of 190 to 200 thousand MMBtu and 25 to 30 thousand MWh. We also estimate that at full processing capabilities, we expect the first phase of the project will also produce annually 17 to 20 thousand tons of char soil enhancement.

Third Quarter Financial Results

Total revenues in the third quarter of 2023 were $55.7 million, a decrease of $0.2 million (0.4%) compared to $55.9 million in the third quarter of 2022. The decrease is primarily related to a decrease in pricing of gas commodity indices which decreased 68.9% during the third quarter of 2023 as compared to the third quarter of 2022. Additionally, realized RIN prices decreased 12.6% to $3.05 in the third quarter of 2023 compared to $3.49 in the third quarter of 2022. Offsetting the decrease, was an increase of approximately 26.7% of RINs sold in the third quarter of 2023 compared to the third quarter of 2022. Operating and maintenance expenses for our RNG facilities were $11.9 million, a decrease of $0.2 million (1.7%) compared to $12.1 million in the third quarter of 2022. Our total RNG facilities reported reduced utility expenses of approximately $1.5 million in the third quarter of 2023 as compared to the third quarter of 2022. Operating and maintenance expenses increased approximately $1.1 million in the third quarter of 2023 compared to the third quarter of 2022 as a result of facility preventative maintenance, repairs, and wellfield operational enhancements. Our Renewable Electricity Generation operating and maintenance expenses in the third quarter of 2023 were $2.2 million, an increase of $0.1 million (4.8%) compared to $2.1 million in the third quarter of 2022, due to the non-capitalizable costs at our Turkey Creek facility. Total general and administrative expenses were $7.8 million in the third quarter of 2023, a decrease of $0.7 million (8.2%) compared to $8.5 million in the third quarter of 2022. The decrease was primarily related to a decrease of approximately $0.7 million (13.9%) in the third quarter of 2023 in employee related costs, including stock based compensation, compared to the third quarter of 2022. Operating income in the third quarter of 2023 was $16.8 million, an increase of $3.2 million (23.5%) compared to $13.6 million in the third quarter of 2022. Net income for the third quarter of 2023 was $12.9 million, an increase of $1.7 million (15.2%) compared to $11.2 million in the third quarter of 2022.

Third Quarter Operational Results

We produced approximately 1.4 million Metric Million British Thermal Units (“MMBtu”) of RNG during the third quarter of 2023, a decrease of less than 0.1 million compared to 1.4 million MMBtu produced in the third quarter of 2022, primarily driven by dry weather conditions impacting gas feedstock availability and previously disclosed process equipment failures in the second quarter of 2023 that have since been repaired. We produced approximately 48 thousand megawatt hours (“MWh”) in Renewable Electricity in the third quarter of 2023, a decrease of 1 thousand MWh compared to 49 thousand MWh produced in the third quarter of 2022. Our Bowerman facility produced approximately 3 thousand MWh less in the third quarter of 2023 compared to the third quarter of 2022 due to higher ambient temperatures in the third quarter of 2023. Our Security facility produced approximately 2 thousand MWh more in the third quarter of 2023 compared to the third quarter of 2022 due to engine maintenance completed in 2022.

Updated 2023 Full Year Outlook

During the third quarter of 2023, D3 RIN generation decreased approximately 8.0% when comparing RIN generation in July 2023 to September 2023, as reported by the US EPA. This compares to an approximate 6.6% increase in RIN generation between July 2022 to September 2022. We believe contributing factors to this third quarter of 2023 reduction of D3 RIN generation could include drought weather anomalies of lower than average rainfall and higher than average temperatures. As some of our production facilities experienced these weather anomalies, our production during the third quarter of 2023 was impacted. These impacts and our updated expectations for the fourth quarter of 2023 has led us to update our full year outlook as follows:

• RNG revenues are expected to range between $155.0 and $160.0 million

• RNG production volumes are expected to range between 5.7 and 5.8 million MMBtu

• Renewable Electricity revenues are expected to range between $17.7 and $18.7 million

• Renewable Electricity production volumes are expected to range between 190 and 195 thousand MWh

Conference Call Information

The Company will host a conference call today at 5:00 p.m. ET to discuss results. The register for the conference call will be available via the following link:

• https://register.vevent.com/register/BI395f21985f5b4e699a96bbf7fe0606d5

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/bqe8om9k/ and on the Company’s website at https://ir.montaukrenewables.com after 8:00 p.m. Eastern time on the same day through November 9, 2024.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net (loss) income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, has more than 30 years of experience in the development, operation and management of landfill methane-fueled renewable energy projects. The Company has current operations at 15 operating projects and on going development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to future results of operations, financial condition, estimated and projected costs, and plans and objectives for future operations, growth, strategies or initiatives, including the Pico feedstock amendment, the Montauk Ag project in North Carolina, the Raeger capital improvement project, the Second Apex RNG Facility project, the Blue Granite RNG project, the Bowerman RNG project, the delivery of biogenic carbon dioxide volumes to European Energy, the resolution of gas collection issues at the McCarty facility, and the mitigation of wellfield extraction environmental factors at the Rumpke facility, are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as identifying suitable locations and potential delays in acquisition financing, construction, and development; reduction or elimination of government economic incentives to the renewable energy market; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, financial markets and/or our business and operating results; continued inflation could raise our operating costs or increase the construction costs of our existing or new projects; rising interest rates could increase the borrowing costs of future indebtedness; the potential failure to retain and attract qualified personnel of the Company or a possible increased reliance on third-party contractors as a result; the length of development and optimization cycles for new projects, including the design and construction processes for our renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections to distribution and transmission products for our Renewable Natural Gas and Renewable Electricity Generation segments; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness and restrictions under our credit facility; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; expected benefits from the extension of the Production Tax Credit and Investment Tax Credit under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects, or our inability to appropriately address environmental, social and governance targets, goals, commitments or concerns; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, changing weather patterns and conditions; failure of our information technology and data security systems; increased competition in our markets; continuing to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and our other filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except per share data)

	As of September 30,	As of December 31,
ASSETS	2023	2022
Current assets:
Cash and cash equivalents	$73,304	$105,177
Accounts and other receivables	18,102	7,222
Current restricted cash	22	22
Related party receivable	10,128	9,000
Current portion of derivative instruments	991	879
Prepaid expenses and other current assets	4,841	2,568

Total current assets	$107,388	$124,868

Non-current restricted cash	$409	$407
Property, plant and equipment, net	205,528	175,946
Goodwill and intangible assets, net	15,026	15,755
Deferred tax assets	2,166	3,952
Non-current portion of derivative instruments	984	936
Operating lease right-of-use assets	4,420	4,742
Finance lease right-of-use assets	44	96
Other assets	9,646	5,614

Total assets	$345,611	$332,316

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,115	$4,559
Accrued liabilities	15,225	15,090
Income tax payable	551	402
Current portion of operating lease liability	416	410
Current portion of finance lease liability	44	71
Current portion of long-term debt	7,884	7,870

Total current liabilities	$30,235	$28,402

Long-term debt, less current portion	$57,586	$63,505
Non-current portion of operating lease liability	4,230	4,341
Non-current portion of finance lease liability	—	25
Asset retirement obligations	5,797	5,493
Other liabilities	4,528	3,459

Total liabilities	$102,376	$105,225

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,682,811 shares issued at September 30, 2023 and December 31, 2022, respectively; 141,848,582 and 141,633,417 shares outstanding at September 30, 2023 and December 31, 2022, respectively	1,416	1,416
Treasury stock, at cost, 971,306 shares September 30, 2023 and December 31, 2022, respectively	(11,051)	(11,051)
Additional paid-in capital	212,055	206,060
Retained earnings	40,815	30,666

Total stockholders' equity	243,235	227,091

Total liabilities and stockholders' equity	$345,611	$332,316

MONTAUK RENEWABLES, INC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Total operating revenues	$55,688	$55,860	$128,097	$155,916

Operating expenses:
Operating and maintenance expenses	14,212	14,134	43,614	42,205
General and administrative expenses	7,848	8,466	26,069	25,715
Royalties, transportation, gathering and production fuel	11,450	12,188	25,588	34,484
Depreciation, depletion and amortization	5,346	5,167	15,792	15,453
Gain on insurance proceeds	—	—	—	(313)
Impairment loss	51	2,273	777	2,393
Transaction costs	—	—	86	32

Total operating expenses	$38,907	$42,228	$111,926	$119,969

Operating income	$16,781	$13,632	$16,171	$35,947

Other expenses (income):
Interest expense	$1,295	$36	$3,681	$339
Other (income)	(256)	(131)	(340)	(463)

Total other expense (income)	$1,039	$(95)	$3,341	$(124)

Income before income taxes	$15,742	$13,727	$12,830	$36,071

Income tax expense	2,808	2,540	2,681	6,847

Net income	$12,934	$11,187	$10,149	$29,224

Income per share:
Basic	$0.09	$0.08	$0.07	$0.21
Diluted	$0.09	$0.08	$0.07	$0.20

Weighted-average common shares outstanding:
Basic	141,717,612	141,290,748	141,661,790	141,156,126
Diluted	142,299,875	142,722,396	142,000,827	142,627,711

MONTAUK RENEWABLES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(in thousands):

	Nine Months Ended
	September 30,
	2023	2022
Cash flows from operating activities:
Net income	$10,149	$29,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	15,792	15,453
Provision for deferred income taxes	1,786	6,002
Stock-based compensation	5,995	7,382
Derivative mark-to-market adjustments and settlements	(160)	(1,359)
Gain on property insurance proceeds	—	(313)
Increase in earn-out liability	959	1,122
Net loss (gain) on sale of assets	37	(250)
Accretion of asset retirement obligations	304	174
Amortization of debt issuance costs	276	314
Impairment loss	777	2,393
Changes in operating assets and liabilities:
Accounts and other receivables and other current assets	(18,123)	(5,252)
Accounts payable and other accrued expenses	1,795	4,919
Net cash provided by operating activities	$19,587	$59,809
Cash flows from investing activities:
Capital expenditures	$(45,406)	$(12,750)
Proceeds from insurance recovery	—	313
Proceeds from sale of assets	—	1,088
Cash collateral deposits, net	2	79
Net cash used in investing activities	$(45,404)	$(11,270)
Cash flows from financing activities:
Repayments of long-term debt	$(6,000)	$(6,000)
Treasury stock purchase	—	(91)
Finance lease payments	(54)	(15)
Net cash used in financing activities	$(6,054)	$(6,106)
Net (decrease) increase in cash and cash equivalents and restricted cash	$(31,871)	$42,433
Cash and cash equivalents and restricted cash at beginning of period	$105,606	$53,612
Cash and cash equivalents and restricted cash at end of period	$73,735	$96,045
Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$73,304	$95,619
Restricted cash and cash equivalents - current	22	19
Restricted cash and cash equivalents - non-current	409	407
	$73,735	$96,045

Supplemental cash flow information:
Cash paid for interest	$3,713	$2,362
Cash paid for income taxes	1,034	225
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	2,595	1,436

MONTAUK RENEWABLES, INC.

NON-GAAP FINANCIAL MEASURES
(Unaudited)

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income which is the most directly comparable GAAP measure, for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30,
	2023	2022
Net income	$12,934	$11,187
Depreciation, depletion and amortization	5,346	5,167
Interest expense	1,295	36
Income tax expense	2,808	2,540
Consolidated EBITDA	22,383	18,930

Impairment loss	51	2,273
Net loss on sale of assets	—	43
Unrealized gains on hedging activities	—	(367)
Adjusted EBITDA	$22,434	$20,879

	Nine Months Ended September 30,
	2023	2022
Net income	$10,149	$29,224
Depreciation, depletion and amortization	15,792	15,453
Interest expense	3,681	339
Income tax expense	2,681	6,847
Consolidated EBITDA	32,303	51,863

Impairment loss	777	2,393
Net loss (gain) on sale of assets	37	(250)
Transaction costs	86	32
Non-cash hedging charges	—	1,440
Adjusted EBITDA	$33,203	$55,478